Saul Centers, Inc.

Schedule of Current Portfolio Properties

March 31, 2007

Property	Location	Leasable Area (Square Feet)	Year Developed or Acquired (Renovated)	Land Area (Acres)	Percentage Leased		Anchor /Significant Tenants
					Mar-07	Mar-06
Shopping Centers

Ashburn Village	Ashburn, VA	221,687	1994 / 00 / 01/02/06	26.4	99%	99%	Giant Food, Ruby Tuesday, Hallmark Cards

Beacon Center	Alexandria, VA	356,115	1972 (1993/99)	32.3	100%	98%	Lowe’s, Giant Food, Office Depot, Outback Steakhouse, Marshalls, Hancock Fabrics, Party Depot, Panera Bread

Belvedere	Baltimore, MD	54,941	1972	4.8	41%	100%	Family Dollar

Boca Valley Plaza	Boca Raton, FL	121,269	2004	12.7	96%	96%	Publix, Wachovia Bank

Boulevard	Fairfax, VA	56,350	1994 (1999)	5.0	100%	100%	Panera Bread, Party City, Petco

Briggs Chaney MarketPlace	Silver Spring, MD	194,347	2004	18.2	94%	97%	Safeway, Ross Dress For Less, Chuck E Cheese, Family Dollar

Broadlands Village I & II	Ashburn, VA	137,479	2003/4	18.5	100%	100%	Safeway, The Original Steakhouse and Sports Theatre, Bonefish Grill

Broadlands Village III	Ashburn, VA	22,255	2006	5.5	100%	N/A

Clarendon/Clarendon Station	Arlington, VA	11,808	1973/1996	0.6	70%	100%

Countryside	Sterling, VA	141,696	2004	16.0	94%	97%	Safeway, CVS Pharmacy

Cruse MarketPlace	Cumming, GA	78,686	2004	10.6	97%	97%	Publix

Flagship Center	Rockville, MD	21,500	1972, 1989	0.5	100%	100%

French Market	Oklahoma City, OK	244,724	1974 (1984/98)	13.8	93%	94%	Burlington Coat Factory, Bed Bath & Beyond, Famous Footwear, Lakeshore Learning Center, BridesMart, Staples, Dollar Tree

Germantown	Germantown, MD	27,241	1992	2.7	92%	92%	Total Health Medical Center

Giant	Baltimore, MD	70,040	1972 (1990)	5.0	100%	100%	Giant Food

The Glen	Lake Ridge, VA	134,317	1994	14.7	100%	100%	Safeway Marketplace, The Original Steakhouse and Sports Theatre

Great Eastern	District Heights, MD	254,448	1972 (1995)	23.9	97%	99%	Giant Food, Pep Boys, Big Lots, Capital Sports Complex

Hampshire Langley	Takoma Park, MD	131,700	1972 (1979)	9.9	100%	100%	Safeway

Hunt Club Corners	Apopka, FL	101,454	2006	13.1	99%	N/A	Publix

Jamestown Place	Altamonte Springs, FL	96,372	2005	10.9	99%	99%	Publix, Carrabas

Kentlands Square	Gaithersburg, MD	114,381	2002	11.5	100%	100%	Lowe’s, Chipotle

Kentlands Place	Gaithersburg, MD	40,648	2005	3.4	100%	100%	Elizabeth Arden’s Red Door Salon, Bonefish Grill

Exhibit 99

Saul Centers, Inc.

Schedule of Current Portfolio Properties

March 31, 2007

Property	Location	Leasable Area (Square Feet)	Year Developed or Acquired (Renovated)	Land Area (Acres)	Percentage Leased			Anchor /Significant Tenants
					Mar-07		Mar-06
Shopping Centers (continued)

Lansdowne Town Center	Leesburg, VA	188,346	2006	23.4	91%	(A)	N/A	Harris Teeter, CVS Pharmacy, Panera Bread, Not Your Average Joes

Leesburg Pike	Baileys Crossroads, VA	97,752	1966 (1982/95)	9.4	97%		97%	Party Depot, CVS Pharmacy, FedEx Kinko’s, Hollywood Video

Lexington Pads	Lexington, KY	13,646	1974	4.1	100%		100%

Lumberton Plaza	Lumberton, NJ	193,044	1975 (1992/96)	23.3	98%		97%	SuperFresh, Rite Aid

Shops at Monocacy	Frederick, MD	109,144	2004	13.0	100%		100%	Giant Food, Panera Bread

Olde Forte Village	Ft. Washington, MD	143,062	2003	16.0	94%		92%	Safeway

Olney	Olney, MD	53,765	1975 (1990)	3.7	100%		97%	Rite Aid

Palm Springs Center	Altamonte Springs, FL	126,446	2005	12.0	100%		100%	Albertson’s, Office Depot, Mimi’s Cafe, Toojay's Deli

Ravenwood	Baltimore, MD	93,328	1972	8.0	100%		100%	Giant Food, Hollywood Video

Seabreeze Plaza	Palm Harbor, FL	146,673	2005	18.4	92%		100%	Publix, Palm Harbor Health Food, World Gym

Seven Corners	Falls Church, VA	567,291	1973 (1994-7)	31.6	100%		100%	The Home Depot, Shoppers Club, Michaels, Barnes & Noble, Ross Dress For Less, G Street Fabrics, Off-Broadway Shoes, The Room Store, Dress Barn

Shops at Fairfax	Fairfax, VA	68,743	1975 (1993/99)	6.7	100%		100%	Super H Mart

Smallwood Village Center	Waldorf, MD	197,861	2006	25.1	79%		95%	Safeway, CVS

Southdale	Glen Burnie, MD	484,115	1972 (1986)	39.6	100%		99%	Giant Food, The Home Depot, Circuit City, Michaels, Marshalls, PetSmart, Value City Furniture, Athletic Warehouse

Southside Plaza	Richmond, VA	373,651	1972	32.8	97%		95%	Farmers Foods, Maxway, Citi Trends, City of Richmond

South Dekalb Plaza	Atlanta, GA	163,418	1976	14.6	94%		95%	Pep Boys, Maxway, Consolidated Stores

Thruway	Winston-Salem, NC	354,726	1972 (1997)	30.5	93%		93%	Harris Teeter, Fresh Market, Borders Books, Bed Bath & Beyond, Stein Mart, Eckerd, JoS. A Banks, Bonefish Grill, Chico's, Ann Taylor Loft, New Balance, Aveda Salon, Christies Hallmark

Village Center	Centreville, VA	143,109	1990	17.2	100%		99%	Giant Food, Tuesday Morning, Blockbuster

West Park	Oklahoma City, OK	76,610	1975	11.2	19%		19%	Family Dollar

White Oak	Silver Spring, MD	480,156	1972 (1993)	28.5	100%		100%	Giant Food, Sears, Rite Aid

	Total Shopping Centers	6,708,344		629.1	95.7%		96.7%

Exhibit 99

Saul Centers, Inc.

Schedule of Current Portfolio Properties

March 31, 2007

Property	Location	Leasable Area (Square Feet)	Year Developed or Acquired (Renovated)	Land Area (Acres)	Percentage Leased		Anchor /Significant Tenants
					Mar-07	Mar-06
Avenel Business Park	Gaithersburg, MD	390,579	1981- 2000	37.1	99%	98%	General Services Administration, VIRxSYS, Broadsoft, Quanta Systems, SeraCare Life Sciences, Panacos Pharmaceutical

Crosstown Business Center	Tulsa, OK	197,135	1975 (2000)	22.4	88%	90%	Compass Group, Roxtec, Auto Panels Plus, Gofit, Freedom Express

601 Pennsylvania Ave.	Washington, DC	226,604	1973 (1986)	1.0	100%	100%	National Gallery of Art, American Assn. of Health Plans, Credit Union National Assn., Southern Company, HQ Global, Freedom Forum, Pharmaceutical Care Management Assn., Capital Grille

Van Ness Square	Washington, DC	156,493	1973 (1990)	1.2	97%	95%	Team Video Intl, Office Depot, Pier 1

Washington Square	Alexandria, VA	235,042	1975 (2000)	2.0	100%	100%	Vanderweil Engineering, World Wide Retail Exchange, EarthTech, Thales, Cooper Carry, Bank of America, Trader Joe’s, Fed Ex/Kinko's, Talbot's, Blockbuster

	Total Office Properties	1,205,853		63.7	97.3%	96.9%

	Total Portfolio	7,914,197		692.8	95.9%	96.8%

Development Parcels
Clarendon Center	Arlington, VA		2002	1.3	Obtained zoning approvals from Arlington County, June 2006. Architects and engineers drafting construction documents.

Ashland Square	Dumfries, VA		2004	19.3	Site plan approval received from Prince William County for 125,000 SF shopping center development. Site work commenced during the 3rd quarter 2006.

Lexington Center	Lexington, KY		1974	26.0	Subsequent to the execution of a new land use agreement, redevelopment commenced for approximately 26 of the property’s 30 acres in September 2005, with site planning and conceptual designs underway.

New Market	New Market, MD		2005	35.5	Parcel will accommodate retail development in excess of 120,000 SF near I-70, east of Frederick, Maryland.

	Total Development Properties			82.1

(A) Lansdowne Town Center was 91% leased at March 31, 2007, but only 55% of the space was in operation at the quarter end.

Exhibit 99